SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

FIRST CHARTER CORPORATION

(Name of Registrant as Specified In Its Charter)

FIRST CHARTER CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2002

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of First Charter Corporation, which will be held at the First Charter Center at 10200 David Taylor Drive, Charlotte, North Carolina on April 23, 2002.

     Our meeting will begin at 9:30 a.m. for our friends and shareholders. The business to be conducted at the Annual Meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement, and I invite you to pay careful attention to both of these documents. In addition, attached to the back of the Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2001.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you choose to attend, I urge you to sign, date, and promptly return the proxy card in the enclosed postage-paid envelope. You may also vote via the Internet or over the telephone. Instructions for those voting methods are listed on your proxy card.

     For your convenience, our shareholders may listen to the Annual Meeting via the Internet by visiting our website at www.FirstCharter.com and following the link provided under our “Investor Relations” section. Replays of this Annual Meeting will be made available for 14 days following the Annual Meeting.

     Thank you for your interest in First Charter. We look forward to your continued support throughout 2002.

Sincerely,

Lawrence M. Kimbrough President and Chief Executive Officer

FIRST CHARTER CORPORATION
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on April 23, 2002

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of First Charter Corporation will be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina on Tuesday, April 23, 2002 at 9:30 a.m., for the following purposes:

1.	To elect six directors with terms expiring in 2005;

2.	To ratify the action of our Board of Directors in selecting KPMG LLP as our independent certified public accountants for 2002; and

3.	To transact any other business properly brought before the meeting or any adjournment thereof.

     We have fixed March 1, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return the accompanying proxy card promptly (or vote by phone or on the Internet in accordance with the instructions on the proxy card), so that your shares may be represented and voted at the Annual Meeting.

By order of the Board of Directors,

Anne C. Forrest Secretary

DATED: March 15, 2002

FIRST CHARTER CORPORATION
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

PROXY STATEMENT

2002 Annual Meeting of Shareholders
to be held on April 23, 2002

INFORMATION ABOUT ANNUAL MEETING AND VOTING

Background Information

     The principal executive offices of First Charter Corporation are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373 and our telephone number is (704) 688-4300. We own all of the outstanding capital stock of First Charter Bank, a North Carolina state bank (“FCB”).

     References throughout this Proxy Statement to the “Corporation” (as well as the words “we,” “us” and “our”) refer to First Charter Corporation. References to “you” or “your” refer to our shareholders. The term “Common Stock” means the Corporation’s outstanding common stock.

Purpose of Proxy Statement

     The Board of Directors of First Charter Corporation is soliciting your proxy for voting at our Annual Meeting of Shareholders to be held on Tuesday, April 23, 2002 at 9:30 a.m., at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina. This Proxy Statement will be mailed to shareholders on or about March 15, 2002.

Business to be Transacted

     At the Annual Meeting, we will ask you to:

•	Elect six directors, with terms expiring in 2005;

•	Ratify the action of our Board of Directors in selecting KPMG LLP as our independent certified public accountants for 2002; and

•	Consider and vote upon any other business properly before the meeting.

     No other items are scheduled to be voted upon.

Who May Vote

     Shareholders as of the close of business on March 1, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each of the matters voted upon at the meeting, except that shares held by FCB, whether or not held in a fiduciary capacity, may not be voted by FCB in the election of directors.

How to Vote

     Shareholders may vote:

•	In person;

•	By mail via the proxy card;

•	By telephone in accordance with the instructions on your proxy card; or

•	Over the Internet in accordance with the instructions on your proxy card.

Quorum to Transact Business

     A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of Common Stock entitled to vote on a particular matter, present in person or represented by proxy. As of the Record Date, 30,798,734 shares of Common Stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly dated proxy card or vote by phone or on the Internet in accordance with the instructions on the proxy card, your shares will be counted toward a quorum.

Voting of Shares Via Proxy

     If you have submitted a properly executed proxy via the mail (or if you vote by phone or on the Internet in accordance with the instructions on the proxy card) and a quorum is established, your shares will be voted as you indicate. However, if you mail in your proxy card and sign and date your card, but do not mark it, your shares will be voted in favor of the election of all of the nominated directors, and in favor of ratifying KPMG LLP as our independent certified public accountants for 2002. If you sign and date your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card) or abstain regarding the ratification of the Board of Directors’ selection of KPMG LLP as our independent certified public accountants for 2002, your vote will be recorded as being withheld or as an abstention, as the case may be, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum but will not affect the outcome of the vote.

Revocation of Proxy

     If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Corporation; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Vote Necessary for Action

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. The ratification of the appointment of KPMG LLP as our independent certified public accountants for 2002 requires an affirmative vote of the majority of the shares present and voting at the meeting.

Duplicate Proxy Statements and Cards

     You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by Registrar and Transfer Company, our transfer agent. To have all your shares voted, please sign and return all proxy cards or make sure that you vote all of your shares by phone or over the Internet.

Other Business

     We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card, or your vote via telephone or the Internet, gives authority to Robert O. Bratton, Jan H. Hollar and Anne C. Forrest to vote your shares in accordance with their best judgment.

Expenses of Solicitation

     We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally or by telephone, by our officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

ELECTION OF DIRECTORS

     Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least five but not more than twenty-five members. The exact number of directors is determined by either the agreement of at least 75% of the members of the Board of Directors or by vote of the shareholders. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible. Our Bylaws provide that a director’s term will expire at the first shareholders’ meeting after that director reaches age 70. There are currently seventeen directors of the Corporation.

     The terms of six of the directors expire at the Annual Meeting. The Board of Directors has nominated the six persons listed below to be elected as directors at the Annual Meeting, each for a term to expire in 2005. Each nominee is currently a member of the Board of Directors. It is intended that the persons named in the accompanying form of proxy will vote to elect these six nominees listed below unless authority to vote is withheld. The nominees will serve until the 2005 Annual Meeting of Shareholders or until an earlier resignation or retirement or until a successor shall be elected and shall qualify to serve. We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy. We recommend a vote FOR all of the nominees for election as directors.

     The names, ages and principal occupations (which has continued for the past five years unless otherwise indicated) and certain other information for each of the nominees and continuing directors are set forth below.

Nominees for Terms Expiring in 2005

     WILLIAM R. BLACK, age 53, is a medical doctor specializing in oncology. Dr. Black has been a director since 1990.

     JAMES E. BURT, III, age 64, is the chairman of FCB. Mr. Burt was an Executive Vice President of the Corporation until his retirement effective June 30, 2000. Prior to the merger of Carolina First BancShares, Inc. (“CFBI”) into the Corporation, Mr. Burt was the President of CFBI from 1990 and the Chief Executive Officer of CFBI from 1998. Mr. Burt also serves as Chairman of the Lincoln County Community Foundation. Mr. Burt has been a director of the Corporation since April 2000.

     JOHN J. GODBOLD, JR., age 60, is the President of Godbold Financial Associates, Inc., a bank consulting company, since April 2000. Prior to that time, he was Executive Vice President of FCB until his retirement effective December 31, 1998. Prior to the merger of Carolina State Bank (“CSB”) into FCB, Mr. Godbold served as President and Chief Executive Officer and a director of CSB. Mr. Godbold has been a director since December 1997.

     FRANK H. HAWFIELD, JR., age 68, is the owner of Frank Hawfield Real Estate, a real estate construction and development company. Until 2001, Mr. Hawfield was the owner of Firestone Home and Auto Supply Store, a retail home and auto supply company. Mr. Hawfield has been a director since 1995.

     L. D. WARLICK, JR., age 62, is the President of Warlick Funeral Home in Lincolnton, North Carolina. Mr. Warlick has served as a director of the Corporation since April 2000.

     WILLIAM W. WATERS, age 60, is the President of Waters Construction Co. Mr. Waters has been a director since June 2000.

Continuing Directors With Terms Expiring in 2004

     HAROLD D. ALEXANDER, age 66, is the President and owner of Young & Alexander, Inc., an electrical contractor. Mr. Alexander has been a director of the Corporation since April 2000.

     LAWRENCE M. KIMBROUGH, age 61, is the President and Chief Executive Officer of the Corporation and FCB. Mr. Kimbrough has been a director since 1986.

     SAMUEL C. KING, JR., age 54, is the President of King’s Office Supply, Inc. Mr. King also has been the President of King Cain, Inc., d/b/a Mail Boxes Etc. since 1999. Mr. King has been a director of the Corporation since April 2000.

     DR. JERRY E. McGEE, age 59, is President of Wingate University. Dr. McGee has been a director since 1995.

     THOMAS R. REVELS, age 49, is the President of Healthstat Inc., a healthcare services company. He previously served as the President of Healthgram.com, Inc., an internet information services company from March 2000 until August 2001. From January 1998 until February 2000, Mr. Revels was the President and Chief Executive Officer of Novant Health, Inc., Southern Piedmont Region/Presbyterian Healthcare (“Novant”), a healthcare services company. Prior to being President and Chief Executive Officer of Novant, Mr. Revels served as President and Chief Executive Officer of Northeast Medical Center, a healthcare services company, from April 1997 to December 1997. Mr. Revels has been a director since July 1997.

Continuing Directors With Terms Expiring in 2003

     MICHAEL R. COLTRANE, age 55, is the President and Chief Executive Officer of CT Communications, Inc., a North Carolina telecommunications company. Mr. Coltrane also serves as the Vice Chairman of the Corporation and of FCB. He served as a director of the Corporation from 1983 until 1985 and has currently served as a director since 1988. Mr. Coltrane also serves as a director of CT Communications, Inc. and Maxcom Telecomunicaciones S.A. de C.V.

     J. ROY DAVIS, JR., age 68, is the Chairman Emeritus of S&D Coffee, Inc., a coffee roasting and beverage distribution firm. He also serves as the Chairman of the Board of the Corporation. Mr. Davis has been a director since 1983.

     CHARLES F. HARRY III, age 65, is President of Grover Industries, Inc., a textile company. Mr. Harry has been a director since December 1997.

     CHARLES A. JAMES, age 55, is the President of Mt. Pleasant Insurance Agency and the co-owner of Mt. Pleasant Bonded Warehouse, a general commodity storage company. Mr. James has been a director of the Corporation since April 2000.

     WALTER H. JONES, JR., age 60, is a partner in the law firm of Homesley, Jones, Gaines, Homesley & Dudley. Mr. Jones has been a director of the Corporation since April 2000. The Corporation has retained the services of Homesley, Jones, Gaines, Homesley & Dudley for representation in various matters involving collections and foreclosures.

     HUGH H. MORRISON, age 54, is the President of E. L. Morrison Holding Company, a retail building supply and real estate company. Mr. Morrison serves on the Board of Directors of AAA of the Carolinas and also serves as a Trustee of the Virginia Episcopal School. Mr. Morrison has been a director since 1985.

     No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Corporation.

Compensation of Directors

     During 2001, each director of the Corporation who was not employed by the Corporation or its subsidiaries (an “outside director”) was paid (1) $1,000 per quarter for his services as a director, (2) $600 for each meeting of the Board of Directors of the Corporation attended, and (3) $250 for each committee meeting attended. The compensation for outside directors is periodically reviewed for adjustment.

     Deferred Compensation for Non-Employee Directors. Effective May 1, 2001, the Corporation amended and restated the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, eligible directors may elect to defer all or part of their director’s fees for a calendar year in exchange for common stock of the Corporation. The amount deferred, if any, must be in multiples of 25% of their total director’s fees. Each participant is fully vested in his account balance under the plan. The plan generally provides for fixed payments or a lump sum payment, or a combination of both, in shares of common stock of the Corporation after the participant ceases to serve as a director for any reason.

     The common stock purchased by the Corporation for this deferred compensation plan is maintained in The First Charter Corporation Directors’ Deferred Compensation Trust, a rabbi trust (the “Trust”), on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Corporation. Dividends payable on the common shares held by the Trust will be reinvested in additional shares of common stock of the Corporation on behalf of the participants.

     Effective May 1, 2001 the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Corporation Directors’ Option Deferral Plan (the “Director OPT Plan”). Under the Director OPT Plan, eligible directors may elect to defer all of their director’s fees and receive option grants on mutual fund investments. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. Deferrals of compensation pursuant to this plan amounted to $9,000 for 2001.

     We also maintain the Stock Option Plan for Non-Employee Directors (the “Director Option Plan”). The Compensation Committee from time to time may grant non-qualified options to purchase Common Stock to outside directors of the Corporation or a subsidiary in accordance with this plan. The terms and provisions of any options granted, including the termination and/or vesting or accelerated exercise of the options, upon death, disability, retirement or otherwise, is subject to the discretion of the Compensation Committee. The exercise price of any option, must be equal to the fair market value of the Common

Stock on the date of grant. In January 2001, the Compensation Committee granted an option to purchase 1,800 shares of Common Stock to each of the outside directors of the Corporation and its subsidiaries at that time. The options granted to these persons have terms of ten years and are 20% exercisable after one year and exercisable in cumulative installments of 20% per year over the next four years, at an exercise price of $15.75 per share.

Attendance of Directors

     During 2001, the Board of Directors held six meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served during 2001.

Committees of the Board of Directors

     The following is a brief description of the duties of each of our committees and a list of the members of each such committee.

     Executive Committee. The Executive Committee reviews management reports and makes recommendations to the directors at the regularly scheduled Board of Directors meetings. Our Bylaws provide that the Executive Committee also serves as the nominating committee. In this capacity, the Executive Committee determines the nominees for director in a given year and may consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders to the Secretary of the Corporation. The executive committee met eight times during 2001. J. Roy Davis, Jr. (chairman), William R. Black, James E. Burt, III, Michael R. Coltrane, John J. Godbold, Jr., Walter H. Jones, Jr., Lawrence M. Kimbrough, Jerry E. McGee and Hugh H. Morrison are the current members of the Executive Committee.

     Audit Committee. The Audit Committee reviews the work and reports of our internal auditors, our independent auditors, and any examinations conducted by regulatory agencies. The Audit Committee also establishes the scope and detail of the audit program, which is conducted by the internal auditors to protect against improper and unsound practices and to furnish adequate protection of all of our assets and records. It also reviews the independence and professional fees of the independent certified public accountants and makes various recommendations to the full Board of Directors. The Audit Committee met five times during 2001. John J. Godbold, Jr. (chairman), Charles F. Harry, III, Frank H. Hawfield, Jr., Samuel C. King, Jr. and L. D. Warlick, Jr. are the current members of the Audit Committee.

     Compensation Committee. The Compensation Committee annually reviews and recommends to the Board of Directors salary grade ranges and merit increase guidelines for our employees and the employees of our subsidiaries. In addition, the committee recommends to the Board of Directors the annual budget request for all salaries and overtime and specifically recommends to the Board of Directors all executive officers’ salaries. It also reviews recommendations from management regarding major benefit plans and recommends to the Board of Directors annually the formula for matching contributions to the First Charter Retirement Savings Plan and the Money Purchase Pension Plan as well as the formula for funding and payments under the Corporation’s Annual Incentive Plan. The Compensation Committee also grants options under and administers our Comprehensive Stock Option Plan, 2000 Omnibus Stock Option and Award Plan (the “Omnibus Stock Option Plan”), the 1999 Employee Stock Purchase Plan (“1999 ESPP”), and the Director Option Plan. In order to comply with certain restrictions under Rule 16b-3, the Compensation Committee generally will be composed solely of directors who qualify as “non-employee directors”, as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee met five times during 2001. Jerry E. McGee (chairman), Michael R. Coltrane, J. Roy Davis, Jr., Frank H. Hawfield, Jr., Walter H. Jones, Jr., Samuel C. King, Jr. and Thomas R. Revels are the current members of the Compensation Committee.

     Asset-Liability Management Committee. The Asset-Liability Management Committee monitors our financial condition and makes adjustments in policies affecting lending, pricing of services, investment securities and liability positions with a view to current and anticipated interest rates and other economic conditions. The Asset-Liability Management Committee met five times during 2001. Michael R. Coltrane (chairman), Harold D. Alexander, William R. Black, J. Roy Davis, Jr., Lawrence M. Kimbrough, Thomas R. Revels, L. D. Warlick, Jr. and William W. Waters are the current members of the Asset-Liability Management Committee.

Nominations for Director

     Our Bylaws set forth the procedures for you to follow in order to nominate persons for election to the Board of Directors. Generally, you may properly bring a nomination before the annual meeting of shareholders in a given year if you provide written notice to the Corporation’s Secretary at least 50 days, but not more than 75 days, prior to the anniversary date of the prior year’s shareholder meeting. This notice must include certain biographical information relating to the person nominated. You must also inform us of the number of shares of Common Stock you beneficially own. The Executive Committee may (in its discretion) consider the nomination for the Board of Directors’ slate of nominees for that year. The Bylaws provide a different time frame for submitting nominations if the annual meeting is held more than 30 days before or 60 days after the anniversary date of the prior year’s meeting. Finally, the Bylaws set forth under what circumstances you may submit a nomination for director before a special meeting of shareholders and the time within which the nomination must be submitted. Unless nominations are presented in accordance with these Bylaw provisions, they will be disregarded and invalid. You may obtain a copy of the Bylaws, upon written request to First Charter Corporation, Post Office Box 37937, Charlotte, North Carolina, 28237-7937, Attention: Robert O. Bratton, and upon payment of $25.00 to cover the costs of reproduction and mailing.

OWNERSHIP OF COMMON STOCK

     The following table shows, as of January 31, 2002, the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned by (i) all directors of the Corporation, (ii) each executive officer of the Corporation named in the Summary Compensation Table contained elsewhere herein and (iii) all directors and executive officers as a group. Based upon a search of filings made with the Securities and Exchange Commission, no shareholder of the Corporation owns 5 percent or more of our Common Stock.

	Shares Beneficially Owned(1)

Name	Number(2)		Percent of Class

Harold D. Alexander	122,939		*
William R. Black	51,913		*
Robert O. Bratton	131,437	(3)	*
James E. Burt, III	139,519		*
Michael R. Coltrane	78,622	(4)	*
J. Roy Davis, Jr.	38,978		*
John J. Godbold, Jr.	274,568		*
Charles F. Harry III	94,927		*
Frank H. Hawfield, Jr.	23,810		*
Charles A. James	142,091		*
Robert E. James, Jr.	61,067	(5)	*
Walter H. Jones, Jr.	38,843		*
Lawrence M. Kimbrough	161,307	(6)	*
Samuel C. King, Jr.	65,714		*
C. Thomas McFarland	29,313	(7)	*
Jerry E. McGee	16,514		*
Hugh H. Morrison	50,375		*
Thomas R. Revels	5,719		*
Stephen M. Rownd	17,728	(8)	*
L. D. Warlick, Jr.	159,312		*
William W. Waters	61,656		*

All directors and executive officers of the Corporation as a group (21 persons)	1,766,352		5.7%

*	Less than 1%.

(1)	Unless otherwise noted, the persons named in the table have sole voting and investment power over shares included in the table.

(2)	Includes shares represented by options that are currently exercisable or exercisable within 60 days of January 31, 2002 in the following amounts: Mr. Alexander 720; Mr. Black 5,480; Mr. Bratton 52,555; Mr. Burt 720; Mr. Coltrane 5,480; Mr. Davis 5,480; Mr. Godbold 2,880; Mr. Harry 3,680; Mr. Hawfield 5,480; Mr. Charles James 720; Mr. Robert James 49,192; Mr. Jones 720; Mr. Kimbrough 96,538; Mr. King 720; Mr. McFarland 23,463; Mr. McGee 5,480; Mr. Morrison 4,400; Mr. Revels 3,680; Mr. Rownd 12,728; Mr. Warlick 720; and Mr. Waters 720.

(3)	Includes 391 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program.

(4)	Includes 8,834 shares owned by Mr. Coltrane’s spouse as to which he disclaims beneficial ownership.

(5)	Includes 4,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program.

(6)	Includes 782 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program.

(7)	Includes 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program.

(8)	Includes 3,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of five directors and operates under a written charter adopted by the Board of Directors. All members of the Audit Committee are “independent” in accordance with Rule 4200 (a) (14) of the National Association of Securities Dealers definition of “independent director”.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and recommending to the Board of Directors the Company’s independent auditors.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Accounting Standards).

     The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

     Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on
Form 10-K filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

John J. Godbold, Jr.	Charles F. Harry, III	Frank H. Hawfield, Jr.
Samuel C. King, Jr.	L. D. Warlick, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following Summary Compensation Table shows the compensation of the Chief Executive Officer and our four other most highly compensated executive officers during 2001 (the “named executive officers”), for the past three years.

		Annual Compensation			Long Term Compensation

				Other	Restricted	Securities	All
				Annual	Stock	Underlying	Other
		Salary	Bonus	Compensation	Award	Options/SARs	Compensation
Name and Principal Position(s)	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)

Lawrence M. Kimbrough	2001	$300,000	$102,300	—	—	45,821	$31,284	(4)
President and Chief	2000	250,000	33,750	—	—	36,590	19,764
Executive Officer	1999	250,000	131,250	—	—	46,309	18,450

Robert O. Bratton	2001	$196,000	$53,469	—	—	24,171	$20,098	(4)
Executive Vice President,	2000	175,000	18,900	—	—	20,666	18,270
Chief Financial Officer	1999	175,000	73,500	—	—	17,717	16,956
and Treasurer

Robert E. James	2001	$196,000	$53,469	$59,904	—	24,171	$20,098	(4)
Executive Vice President	2000	175,000	18,900	—	—	20,666	17,252
	1999	160,417	120,375	48,099	$181,250	35,000	3,593

Carl T. McFarland	2001	$183,600	$50,086	—	—	22,672	$18,688	(4)
Executive Vice President	2000	170,000	18,360	$84,401	—	20,075	9,137
	1999	28,333	60,000	—	$97,500	8,000	29

Stephen M. Rownd	2001	$183,600	$50,086	—	—	21,822	$14,041	(4)
Executive Vice President	2000	141,667	65,300	$71,616	$67,188	10,000	4,064

(1)	Represents amounts earned pursuant to the Corporation’s Annual Incentive Plan for the year indicated. Amounts earned during a particular year are paid during the succeeding calendar year after they are earned. See “Report of Compensation Committee on Executive Compensation” for a brief description of the Annual Incentive Plan.

(2)	As permitted by rules promulgated by the Securities and Exchange Commission, no amounts are shown for any executive officer with respect to certain “perquisites”, where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of salary and bonus for the executive officer, or (ii) $50,000. The amounts disclosed in this column represent amounts for personal use of vehicles, monthly club dues and initiation fees. The amount of personal use of vehicle for Mr. James is $4,324, and the amount of monthly club dues and initiation fees for Mr. James is $55,580.

(3)	These amounts are the dollar value of restricted stock awards granted in such years. Each value is determined by multiplying the number of shares in each award by the closing market price of the Common Stock on the date of the grant. Holders of restricted stock received the same cash dividends as other shareholders owning Common Stock. The restrictions imposed on the restricted shares will lapse with respect to one-fifth of the shares on the last day of each year beginning the year the shares were granted. In the event the participant’s employment with the Corporation ends due to the participant’s death, disability or retirement with the consent of the Corporation, or because the Corporation undergoes a change of control, all restrictions will lapse and all restricted shares will be released to the participant. As of December 31, 2001, the aggregate number and market value of all restricted shares held by participants were as follows: Kimbrough 3,902 ($65,983); Bratton 1,951 ($32,991); James 10,000 ($169,100); McFarland 5,000 ($84,550); and Rownd 5,000 ($84,550). At December 31, 2001 these restricted shares had vested 80% with respect to the restricted shares owned by Mr. Kimbrough and Mr. Bratton, had vested 60% with respect to the restricted shares owned by Mr. Robert James and Mr. McFarland and had vested 40% with respect to the restricted shares owned by Mr. Rownd.

(4)	Consists of amounts contributed by the Corporation under the Retirement Savings Plan and the Money Purchase Pension Plan (the “Retirement Plans”), and the dollar value of the premium paid by the Corporation for term life insurance. The dollar amount represented by the Retirement plans are as follows: Kimbrough, Bratton, James and McFarland $16,218 each; and Rownd $11,770. The dollar amount of premiums paid by the Corporation for term life insurance are as follows: Kimbrough $4,356; Bratton $944; James $944; McFarland $381; and Rownd $381. Additional amounts contributed to the OPT Plan by the Corporation are as follows: Kimbrough $10,710; Bratton $2,936; James $2,936; McFarland $2,089; and Rownd $1,890.

Stock Option Plans

     We have in effect the Omnibus Stock Option Plan, the Comprehensive Stock Option Plan, and the 1999 ESPP pursuant to which the Compensation Committee may grant stock options to officers and other key employees of the Corporation and its subsidiaries.

     The following table indicates option grants pursuant to our plans during our last fiscal year.

Option/SAR Grants in Last Fiscal Year

Individual Grants

			Percent of
	Number of		Total Options/
	Securities		SARs Granted	Exercise
	Underlying		to Employees	or Base		Grant Date
	Options/SARs		in Fiscal	Price	Expiration	Present
Name	Granted (#)		Year (6)	($/Sh)	Date	Value (3)

L.M. Kimbrough	44,571	(1)	8.78%	$15.75	01/17/11	$230,138	(4)
	1,250	(2)	0.25%	$11.21	12/31/01	$3,674	(5)

R.O. Bratton	23,296	(1)	4.59%	$15.75	01/17/11	$120,287	(4)
	875	(2)	0.17%	$11.21	12/31/01	$2,572	(5)

R.E. James	23,296	(1)	4.59%	$15.75	01/17/11	$120,287	(4)
	875	(2)	0.17%	$11.21	12/31/01	$2,572	(5)

C.T. McFarland	21,822	(1)	4.30%	$15.75	01/17/11	$112,676	(4)
	850	(2)	0.17%	$11.21	12/31/01	$2,498	(5)

S.M. Rownd	21,822	(1)	4.30%	$15.75	01/17/11	$112,676	(4)

(1)	Represents shares covered by incentive stock options granted pursuant to the Omnibus Stock Option Plan. All such options granted under the Omnibus Stock Option Plan in 2001 vest at the rate of 20% per year over five years, commencing on the first anniversary of the date of the grant. Such options have an exercise price equal to 100% of fair market value of such shares on the date of the grant.

(2)	Represents shares covered by options granted in 2001 pursuant to the Corporation’s 1999 ESPP. Pursuant to the 1999 ESPP, eligible employees are notified of the number of shares with respect to which options can be granted to such employee thereunder, and then each employee elects the number of shares to be so covered by the options. The number in the table represents the number of shares so elected. Options granted under the 1999 ESPP are exercisable in the year they are granted, after which they expire if not exercised. Options granted under the 1999 ESPP have an exercise price equal to 85% of the fair market value of such shares on the date of the grant.

(3)	Values are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(4)	The estimated values under the Black-Scholes model for options granted under the Omnibus Stock Option Plan are based on the following assumptions: exercise price is 100% of the fair market value at date of grant; exercise term is ten years; no discounts have been taken for vesting or restrictions; the risk free rate used is based on the 10-year Treasury note yield as of the date the options were issued; the volatility factor is 41% (based on the preceding 12 months); and the dividend yield is 4.26% (based on the preceding 12 months).

(5)	The estimated values under the Black-Scholes model for options granted under the 1999 ESPP are based on the following assumptions: exercise price is 85% of the fair market value at the date of grant; exercisable term is the year in which the options are granted; no discounts have been taken for vesting or restrictions; the risk free rate used is based on the 10-year Treasury note yield as of the date the options were issued); the volatility factor is 41% (based on the preceding 12 months); and the dividend yield is 4.26% (based on the preceding 12 months).

(6)	Based on options to purchase 507,579 shares granted to all employees.

     The following table provides a summary of the stock options exercised during 2001 by the named executive officers and the value of each executive’s unexercised stock options held at fiscal year end under our stock option plans.

Aggregated Option / SAR Exercises in 2001 and Option / SAR Values at December 31, 2001

			Number of
			Securities Underlying		Value of
			Unexercised Options/SARs		In-the-money Options/SARs(1)
	Shares		at 12/31/01		at 12/31/01
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

L.M. Kimbrough	1,250	$1,656	96,538	98,592	$104,483	$65,090

R.O. Bratton	875	$1,159	52,555	49,139	$97,599	$35,294

R.E. James	875	$1,159	49,192	50,880	$39,425	$35,294

C.T. McFarland	850	$1,126	23,463	47,083	$37,924	$33,722

S. M. Rownd	—	—	12,728	39,678	$17,068	$42,965

(1)	Determined based on the closing price of $16.91 of the Common Stock as reported by the Nasdaq National Market as of December 31, 2001.

Change in Control and Employment Agreements

     Lawrence M. Kimbrough. Pursuant to an amended and restated employment agreement between the Corporation and Lawrence M. Kimbrough effective December 19, 2001, Mr. Kimbrough is employed by the Corporation as Chief Executive Officer for a rolling thirty-six month term which, unless the agreement is terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on January 31, 2006. Under the terms of the agreement, Mr. Kimbrough will receive an annual base salary of at least $300,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Pursuant to a supplemental executive retirement plan between Mr. Kimbrough and the Corporation dated June 30, 1999, and as amended and restated December 19, 2001, Mr. Kimbrough will be entitled to receive a total of $1,980,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit became 40% vested on the date the supplemental agreement was entered into and vests in additional 12% increments on June 30 of each year thereafter, beginning June 30, 2000, until fully vested on June 30, 2004. This benefit will become fully vested if (i) Mr. Kimbrough dies, (ii) Mr. Kimbrough becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. Kimbrough has certain other rights in connection with a “change in control” as described below.

     Robert O. Bratton. Pursuant to an amended and restated employment agreement between the Corporation and Robert O. Bratton effective December 19, 2001, Mr. Bratton is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on July 31, 2013. Under the terms of the agreement, Mr. Bratton will receive an annual base salary of at least $196,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Pursuant to a supplemental executive retirement plan between Mr. Bratton and the Corporation dated June 30, 1999, and as amended and restated December 19, 2001, Mr. Bratton will be entitled to receive a total of $560,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit became 50% vested on the date the supplemental agreement was entered into and vests in additional 10% increments on June 30 of each year thereafter, beginning June 30, 2000, until fully vested on June 30, 2004. This benefit will become fully vested if (i) Mr. Bratton dies, (ii) Mr. Bratton becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. Bratton has certain other rights in connection with a “change in control” as described below.

     Robert E. James. Pursuant to an amended and restated employment agreement between the Corporation and Robert E. James effective December 19, 2001, Mr. James is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on October 31, 2015. Under the terms of the agreement, Mr. James will receive an annual base salary of at least $196,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Pursuant to a supplemental executive retirement plan between Mr. James and the Corporation dated June 21, 1999, and as amended and restated December 19, 2001, Mr. James will be entitled to receive a total of $785,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit will become 50% vested on January 1, 2004 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2005, until fully vested on January 1, 2009. This benefit will become fully vested if (i) Mr. James dies, (ii) Mr. James becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. James has certain other rights in connection with a “change in control” as described below.

     C. Thomas McFarland. Pursuant to an amended and restated employment agreement between the Corporation and C. Thomas McFarland effective December 19, 2001, Mr. McFarland is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on January 31, 2022. Under the terms of the agreement, Mr. McFarland will receive an annual base salary of at least $183,600 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Mr. McFarland and the Corporation are also parties to a supplemental executive retirement plan effective December 19, 2001, pursuant to which Mr. McFarland will be entitled to receive a total of $1,000,000, if certain conditions are satisfied, when he reaches age 65. Such benefit will become 50% vested on January 1, 2006 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2007, until fully vested on January 1, 2011. This benefit will become fully vested if (i) Mr. McFarland dies, (ii) Mr. McFarland becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. McFarland has certain other rights in connection with a “change in control” as described below.

     Stephen M. Rownd. Pursuant to an amended and restated employment agreement between the Corporation and Stephen M. Rownd effective December 19, 2001, Mr. Rownd is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on May 31, 2024. Under the terms of the agreement, Mr. Rownd will receive an annual base salary of at least $183,600 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.

     Mr. Rownd and the Corporation are also parties to a supplemental executive retirement plan effective December 19, 2001, pursuant to which Mr. Rownd will be entitled to receive a total of $1,205,000, if certain conditions are satisfied, when he reaches age 65. Such benefit will become 50% vested on January 1, 2006 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2007, until fully vested on January 1, 2011. This benefit will become fully vested if (i) Mr. Rownd dies, (ii) Mr. Rownd becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.

     In addition, Mr. Rownd has certain other rights in connection with a “change in control” as described below.

Change in Control

     The employment agreements between the Corporation and Messrs. Kimbrough, Bratton, James, McFarland, and Rownd contain provisions relating to a change in control. These agreements provide for certain payments to such officers in the event their employment is terminated following a “change in control” of the Corporation. For purposes of the agreements, a “change in control” generally includes a merger or similar transaction involving the Corporation in which the Corporation’s shareholders receive less than 50% of the voting stock of the surviving corporation, the sale or transfer of substantially all the Corporation’s assets, certain acquisitions of more than 20% of the Common Stock by any person or group other than a person or group who owned more than 5% of the Common Stock as of the date of the agreements unless prior approval of the Board is received, certain instances in which the composition of the Corporation’s Board of Directors changes by more than 50% during a two year period, or any other transaction that would constitute a change in control required to be reported by the Corporation in a proxy statement or the acquisition of control of the Corporation under applicable federal banking laws.

     To be entitled to payments upon such a change in control, (a) the officer’s employment must be terminated other than for cause, or (b) the officer must terminate his employment for good reason, in either case within one year following the change in control. “Cause” is defined generally as willful misconduct, use of narcotics or alcohol in a manner that affects the officer’s duties, conviction of a crime involving moral turpitude or for any felony, embezzlement or theft, gross inattention or dereliction of duty or the breach by the officer of certain other duties and obligations. “Good reason” generally means a material reduction in the officer’s duties or a change in title resulting in reduction of the officer’s duties, a material reduction in salary or bonus, or the relocation of the officer to an area farther than a specified distance from their primary employment location.

     The respective employment agreements of the named executive officers provide for continued payment of base salary and average bonus amounts, as well as certain continued benefits provided to employees generally, for a period of 35 months following an event which would entitle such officer to payments under his agreement. These employment agreements also eliminate the tax-related ceiling on post employment compensation under Section 280G of the Internal Revenue Code of 1986, as amended, by providing for a corresponding payment by the Corporation of any taxes imposed by that section. In addition, upon a change in control resulting in the loss of employment for each of the named executives, the benefits provided under their supplemental executive retirement plans automatically vest 100%, if not fully vested.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Recommendations regarding the compensation of our executive officers generally are presented by the Compensation Committee to the entire Board of Directors for approval. The Human Resources Strategies Committee comprised of certain executive and senior officers of the Corporation, prepares recommendations on salary grade ranges and merit increase guidelines for review and approval by the Compensation Committee as well as the annual budget request for salaries and benefits. The Executive Leadership Group approves salaries for all personnel, with the exception of executive officers, within the parameters of the annual salary administration program. The Chief Executive Officer (“CEO”) presents recommendations to the Compensation Committee for the annual salaries of all executive officers other than the CEO. The Compensation Committee, in turn, reviews and analyzes all information submitted to it. Thereafter the Compensation Committee determines its recommendations to the Board of Directors regarding compensation of all executive officers of the Corporation, including recommendations regarding the compensation of the CEO. During 2001, the Board of Directors approved all recommendations of the Compensation Committee.

     Set forth below is a report of the Compensation Committee regarding executive compensation for fiscal year 2001.

     Executive Compensation Policies and Program. Our executive compensation program is designed to:

•	Attract and retain qualified management;
•	Enhance short-term financial gains; and
•	Enhance long-term shareholder value.

     The total compensation package for our executives includes cash and equity-based compensation. Annual compensation may consist of a base salary, an annual incentive award (“bonus”), grants of stock options and grants of restricted stock. Our policy is generally to provide a base salary that might fall at or below the median base salary paid to comparable executives, while focusing more on incentive compensation that is linked to the performance of the Corporation.

     During 1998, the Corporation hired an independent consultant to review the Corporation’s annual compensation package for its executive officers. This consultant generated a report (the “Report”) that provided information regarding the annual compensation (including base salaries and bonus), long-term compensation (including stock options) and total compensation for the CEO, and other executive officers, compared to persons employed by certain other peer financial institutions. The Report also set forth the threshold, target and maximum amounts of each such component of compensation. In general, the Compensation Committee used the information provided in the Report, adjusted for inflation, to maintain levels of total annual cash compensation for 2001 (salary and potential bonus amounts, each as discussed below) that fell at or slightly below the targets as set forth in the Report.

     The peer financial institutions considered by the consultant represent thirteen publicly-traded financial institutions with assets from $1.5 billion to $4.5 billion. The institutions included in the Report are not necessarily the same group of institutions that comprise the Independent Bank Index in the Performance Graph contained elsewhere in this Proxy Statement.

     Base Salaries. Generally, the Compensation Committee determines the level of base salary for the CEO and the Corporation’s other executive officers and salary ranges for all other personnel, in each case based on competitive norms derived from periodic reports of consultants, such as that described above, as well as annual surveys published by several independent banking institutes or private companies specializing in financial analysis of financial institutions. The Compensation Committee also considers employment agreements, if any, which entitle executives to certain salaries and other benefits. Actual salary changes are based upon a written evaluation of each individual’s performance based on numerous criteria and the weighing of such criteria using a previously established formula. In addition, with respect to each executive, including the CEO, the Compensation Committee considers the individual’s performance, including that individual’s total level of experience in the banking industry, his record of performance and contribution to our success relative to his job responsibilities and his overall service to us. During 2001, the Compensation Committee accepted the recommendation of the CEO to increase 2001 base salaries for our executive officers, with a twelve percent increase for Mr. Bratton and Mr. James and an eight percent increase for Mr. McFarland and Mr. Rownd.

     Bonuses. We also maintain the Annual Incentive Plan for executive officers, from which performance-oriented bonuses may be paid to certain key executive officers in any given year. The Compensation Committee annually determines the executive officers eligible to participate in the Annual Incentive Plan. In general, those executives that are considered to have major policy input with respect to the Corporation, or who are in a position to generate a major impact on our earnings, are selected to participate in the Annual Incentive Plan. Actual bonuses paid pursuant to the Annual Incentive Plan are based on return on assets (“ROA”) levels of the Corporation at fiscal year end and growth in pre-tax earnings. No bonuses may be paid unless we reach minimum performance goals, determined at the beginning of each year.

     Under the Annual Incentive Plan, the Compensation Committee annually establishes a target bonus pool amount for each participating executive, which is equal to a given percentage of the base salary of that executive. The percentages are determined based on the executive’s relative responsibilities and ability to impact the financial and operating performance of the Corporation. At year-end, the Compensation Committee reviews the Corporation’s financial performance as it relates to ROA and pre-tax earnings, and determines the actual amounts available to be awarded to participants. An executive’s bonus is based 50% upon the achievement of ROA goals and 50% upon achievement of pre-tax earnings goals. The executive receives compensation based upon a comparison of actual ROA and pre-tax earnings as they relate to budgeted amounts. During 2001, we achieved an ROA of 1.14% which resulted in a bonus payout equal to 63% of the targeted bonus attributable to ROA targets. During the year, our pre-tax earnings were $52,093,000, which resulted in a bonus payout equal to 73% of the targeted bonus attributable to pretax earnings targets. Using the ROA and earnings results, a 68% payout was achieved. An additional 25% of the executive’s bonus may be paid to the executive, in the discretion of the Compensation Committee, based on the participant’s individual performance. When evaluating the performance of a participant, the Compensation Committee considers the Corporation’s actual operating performance (such as reduced levels of past due loans, reduced levels of non-performing and restructured loans, improvements in asset quality and corresponding reductions in provision amounts, increased noninterest income and continued control of corporate expenses) in relation to its targeted long range action plan and the executive’s ability to impact the various components of that plan. Other criteria considered include the executive’s initiative, contribution to overall corporate performance and managerial ability.

     Equity Based Compensation. The final component of an executive’s annual compensation consists of stock options and restricted stock awards. This equity-based compensation is designed to be a long-term incentive for executives to enhance shareholder value. We maintain the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan pursuant to which we may grant stock options (both statutory and nonstatutory) to key employees. The Compensation Committee administers the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan in its sole discretion, including the determination of the individuals to whom options will be granted, the terms on which those options are granted and the number of shares subject to the options. In general, when determining the key employees to whom options shall be granted, the Compensation Committee considers an employee’s relative job responsibilities and abilities to impact the financial and operating performance of the Corporation.

     When granting options, the Compensation Committee considers a formula whereby the aggregate value of options granted is based on a percentage of base salary. The percentages of base salaries, in turn, are determined based on the relative positions of the executives with the Corporation. Through this process, the Compensation Committee has made grants of stock options to executive officers during 2001.

     In addition to the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan, we maintain the 1999 ESPP pursuant to which options are granted periodically to all employees of the Corporation, including executive officers, at an exercise price equal to not less than 85% of the fair market value of the stock at the date of grant. The number of shares subject to options granted to each employee, including executive officers, is determined based on base salary levels of such employees. During 2001, grants were made pursuant to the terms of the plan.

     We also maintain the Restricted Stock Award Program (the “Restricted Stock Program”) administered by the Compensation Committee. The Compensation Committee administers the Restricted Stock Program in its sole discretion, including the determination of the individuals to whom restricted shares shall be awarded, the number of shares to be awarded, the restrictions to be applicable to such restricted shares, and all other terms of the awards, which are the same for all recipients. During 2001, no restricted stock was granted.

     First Charter Option Plan Trust. Effective December 1, 2000, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Option Plan Trust (the “OPT Plan”). The OPT Plan is a tax-deferred capital accumulation plan. Under the OPT Plan, qualified participants may elect to defer up to 100% percent of their base salary and receive options on mutual fund investments. In addition, the Corporation may grant participants bonus options in lieu of cash bonuses. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. Eligible employees for the OPT Plan include executive management as well as selected key members of senior management.

     Supplemental Executive Retirement Plan (“SERP”). The CEO and executive officers have SERP agreements in place to replace income lost as a result of restrictions for highly compensated employees and IRS limitations. A calculation was made for each executive based on age, length of service and anticipated length of time to retirement, and access to these funds is restricted, based on terms outlined in each agreement.

     Other. In addition to the above forms of compensation, we also provide group term life insurance for our employees, including executive officers. Executive officers generally also participate in the Retirement Savings Plan or 401(k), pursuant to which (i) an eligible employee may elect to defer between 1% and 15% of compensation and (ii) we contribute quarterly a match of 50 cents for each dollar contributed, up to 6% of pay, and (iii) we contribute annually a discretionary matching amount as determined by the Board of Directors from time to time, allocated to participants’ accounts in proportion to their elective deferrals up to 6%, for such year. The CEO and executive officers also receive restoration contributions on 6% of their total compensation in excess of the IRS code 415 limitations. In addition, executive officers generally participate in the Money Purchase Pension Plan, pursuant to which the Corporation contributes annually to each participant’s account 3% of the participant’s total compensation. Finally, certain of our executives, including the CEO, are parties to employment agreements which include change in control agreements that provide for continued salary, bonus and benefits for a certain period of time upon termination of employment following a change in control of the Corporation, and certain executive officers may be a party to salary continuation agreements.

     Compensation of Chief Executive Officer. The Board of Directors determines the CEO’s compensation based on recommendations of the Compensation Committee. The CEO’s compensation is divided into three segments, base salary, annual incentive and long term incentive. The base salary segment represents an evaluation by the Compensation Committee and usually results in a merit increase comparable to the level of personal performance of the CEO as measured against certain factors agreed to by the CEO and the Compensation Committee. Factors considered by the Compensation Committee in recommending the CEO’s 2001 base salary included the financial performance of the Corporation and the advancement of the Corporation’s long-term strategic goals. During 2001, the CEO’s base salary increased to $300,000 from $250,000. The annual incentive segment of the CEO’s compensation is based on the Annual Incentive Plan and is calculated in the same manner as described under the Bonuses section of this report. The long term incentive segment of the CEO’s compensation is awarded in the same manner as described in the Equity Based Compensation section of this report. The total compensation for the CEO in 2001 was in the lowest quartile for comparable executives as set forth in the Report. Since the CEO’s compensation remains below the average for comparable companies, the Compensation Committee will continue to monitor the total shortfall during 2002.

Submitted by the Compensation Committee of the Board of Directors:

Michael R. Coltrane	Samuel C. King, Jr.
J. Roy Davis, Jr.	Jerry E. McGee
Frank H. Hawfield, Jr.	Thomas R. Revels
Walter H. Jones, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Michael R. Coltrane, a member of the Compensation Committee, served as Executive Vice President of the Corporation and FCB until 1988. Walter H. Jones, Jr., a member of the Compensation Committee, is a Partner in the law firm of Homesley, Jones, Gaines, Homesley & Dudley. That firm has been retained by the Corporation for representation in various matters involving collections and foreclosures.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with the Independent Bank Index, a published banking industry index, and the Standard & Poor’s 500 Stock Index, a broad equity market index, assuming in each case the investment of $100 on December 31, 1996 and the reinvestment of dividends.

FIRST CHARTER CORPORATION
FIVE-YEAR PERFORMANCE INDEX

	Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

First Charter Corporation	100.00	145.32	99.42	88.90	93.15	116.51
S&P 500	100.00	133.37	171.44	207.52	188.62	166.22
First Charter Peer Group	100.00	155.39	132.85	96.56	107.76	132.09

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     FCB has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of the Corporation and its subsidiaries and their associates. All loans and commitments included in these transactions were made and are expected to be made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not and are not expected to involve more than the normal risk of collectibility or present other unfavorable features.

     In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

     On June 29, 2000, the Corporation and James B. Burt, III, entered into a Separation and Consulting Agreement terminating Mr. Burt’s employment with the Corporation and his prior employment agreements with the Corporation and its successors (the “Burt Agreement”). Pursuant to the Burt Agreement, Mr. Burt will serve as a consultant to the Corporation on a part-time basis until July 31, 2007, unless the consultancy is terminated earlier. Mr. Burt advises the Corporation on its business, customers, products and services, and he remains under the terms of an ongoing non-competition agreement with the Corporation both during the term of the Burt Agreement and for a two-year period following the termination or end of the Burt Agreement. In 2001, Mr. Burt received $209,300 for his consulting services. In addition, pursuant to the Burt Agreement, in recognition of his past service to the Corporation and CFBI and his agreement to forgo annual incentive bonuses for 2000, 2001 and 2002 as a consequence of his earlier separation, Mr. Burt received an additional $77,000, less applicable withholding, during 2001. Further pursuant to the Burt Agreement, through July 2002, the Corporation provides Mr. Burt with the same or similar general group health and life insurance benefits he received immediately prior to the termination of his employment. Mr. Burt is a director of the Corporation.

     During 2001, the Corporation decided to upgrade its service offerings to include an automatic overdraft product, which allows customers the ability to overdraw their account and have their transactions honored for a fee. During the fourth quarter of 2001, the Corporation engaged Impact Financial Services (“Impact”) to provide this product. Impact will receive a fee from the Corporation equal to 15% of the income from this new product for a twenty-four month period commencing the fourth full month after the Corporation began to offer the product. John Godbold, a Director of the Corporation, is the president and owner of Godbold Financial Associates, Inc. (“GFA”), which acts as an independent sales representative for Impact for Maryland, North Carolina, South Carolina and Virginia and as such GFA and Mr. Godbold will receive commissions from Impact based on fees earned by Impact. The Corporation received revenues of $500,000 from this new product during 2001. As described above, no fees were required to be paid to Impact until the fourth full month following introduction of the new product. Therefore, no fees were payable to Impact and no commissions were payable to GFA and Mr. Godbold during 2001. There can be no assurance regarding the level of future sales of the new product; however, the Corporation estimates that it will receive revenues of approximately $2.4 million during 2002 which would result in fees of $360,000 to Impact and result in Impact paying commissions to GFA and Mr. Godbold of $252,000.

RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have appointed KPMG LLP, independent certified public accountants, as our auditors for 2002. KPMG LLP has acted in this capacity since 1983. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Corporation or our subsidiaries other than as its auditors. Although the selection and appointment of the independent auditors is not required to be submitted to a vote, we deem it advisable to obtain your ratification of this appointment. We understand that a representative from KPMG LLP will be present at the shareholders’ meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The fees billed by KPMG LLP for services rendered to the Corporation for the year 2001 were as follows:

Audit Fees	$180,000

Financial Information Systems Design and Implementation Fees	$—

All Other Fees:
Audit related fees (1)	$188,076
Other non-audit fees (2)	$1,542,575

Total All Other Fees	$1,730,651

(1)	Audit related fees consisted of audits of financial statements of employee benefit plans, internal control reports, attestation engagements for regulatory purposes, review of registration statements and issuance of consents, and consultation and research on miscellaneous accounting matters.

(2)	Other non-audit fees consisted of tax compliance and planning services.

     The Audit Committee has considered whether the provision of the services under the captions “Financial Information Systems Design and Implementation Fees” and “All Other Fees” above is compatible with maintaining KPMG LLP’s independence. We recommend a vote FOR ratification of the appointment of this firm as independent auditors of the Corporation for 2002. If you do not ratify the appointment of KPMG LLP, we will consider a change in auditors for the next fiscal year.

ANNUAL REPORT

     Our Summary 2001 Annual Report and Form 10-K for the fiscal year ended December 31, 2001, including financial statements, accompany this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon our records, we believe that all Section 16 filing requirements of our directors and executive officers have been complied with on a timely basis for 2001 except that: (i) Mr. Burt filed in an untimely manner a Form 5 reporting two gift transactions of Common Stock during 2000 and (ii) Mr. Morrison filed in an untimely manner a Form 4 reporting a sale transaction of Common Stock during 2001.

SHAREHOLDER PROPOSALS

     We anticipate that our 2003 Annual Meeting of Shareholders will be held on April 22, 2003. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2003 Annual Meeting of Shareholders would be November 15, 2002. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2003 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by January 29, 2003, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits registrants to send a single set of these reports to any household at which two or more shareholders reside if the registrant believes they are members of the same family. Each shareholder will continue to receive a separate proxy card. The procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a limited number of brokerage firms have instituted householding which may impact certain beneficial owners of Company Common Stock. If your family has multiple accounts by which you hold Company Common Stock, you may have received a householding information notification from your broker earlier this year. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. Those options are available to you at any time.

FORM 10-K

     COPIES OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO FIRST CHARTER CORPORATION, POST OFFICE BOX 37937, CHARLOTTE, NORTH CAROLINA 28237-7937, ATTENTION: ROBERT O. BRATTON, CHIEF FINANCIAL OFFICER. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

OTHER BUSINESS

     We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Anne C. Forrest Secretary

DATED: March 15, 2002

REVOCABLE PROXY
FIRST CHARTER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2002

      The undersigned hereby appoints Robert O. Bratton, Jan H. Hollar, and Anne C. Forrest, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the annual meeting of shareholders of First Charter Corporation (the "Corporation") to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on April 23, 2002 at 9:30 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the following matters.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

*  FOLD AND DETACH HERE  *

FIRST CHARTER CORPORATION — ANNUAL MEETING, APRIL 23, 2002

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-388-1540 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.	Via the Internet at www.proxyvotenow.com/fct and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

	The Board of Directors recommends a vote FOR each of the following:							Please mark your votes as indicated in this example		☒

		For	Withhold		For All Except			For	Against	Abstain
1.	Election of the following six nominees as Directors with terms expiring in 2005.	☐	☐		☐	2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent certified public accountants to audit the books and affairs of the Corporation for 2002.	☐	☐	☐

	(01) William R. Black (03) John J. Godbold, Jr. (05) L. D. Warlick, Jr.		(02) James E. Burt, III (04) Frank H. Hawfield, Jr. (06) William W. Waters			3.	To transact such other business as properly may come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that (those) nominee(’s) name(s) in the space provided below.						In their discretion, the proxies are authorized to vote upon such other business as property may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Please be sure to sign and date this Proxy in the box below.				Date

	Shareholder sign above		Co-holder (if any) sign above
*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW***

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
FIRST CHARTER CORPORATION
INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have three alternative ways of voting their proxies:
1.	By Mail (traditional method); or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or internet must be cast prior to 12 midnight, April 22, 2002.

Vote By Telephone		Vote By Internet
It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-866-388-1540		It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-866-388-1540	2.	Go to the Website https://www.proxyvotenow.com/fct
3.	Enter your 9 digit Control Number located on your Proxy Card below.	3.	Enter your 9 digit Control Number located on your Proxy Card below.
4.	Follow the recorded instructions.	4.	Follow the recorded instructions.
Your vote is important! Call 1-866-388-1540 anytime!		Your vote is important! Go to https://www.proxyvotenow.com/fct

IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET OR BY MAIL, WILL BE THE VOTE COUNTED.			FOR TELEPHONE/ INTERNET VOTING: CONTROL NUMBER